Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-163975, 333-147256, 333-139502, 333-109857, 333-96081, 333-92204, 333-66289 and 333-4412) on Form S-8 of IXYS Corporation of our report dated June 27, 2009, with respect to the consolidated balance sheets of ZiLOG, Inc., as of March 31, 2009 and March 31, 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2009, and the related financial statement schedule, which report is incorporated by reference into this Form 8-K/A of IXYS Corporation filed with the Securities and Exchange Commission on May 5, 2010.

ARMANINO MCKENNA LLP

San Ramon, California
May 5, 2010